Exhibit 8

FORM OF ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”) is made and entered into as of August __ 2017 (the “Effective Date”), by and among Atlantic Capital Bank, N.A., a Georgia banking corporation (the “Escrow Agent”), TerraCycle US Inc., a Delaware Corporation, (the “Company”) and Strategic Capital Investments, LLC, a Michigan limited liability company (the “Placement Agent”).

RECITALS

A.       The Company proposes to offer for sale to investors, through one or more participating registered broker-dealers up to 250,000, shares of Preferred stock (“Securities”) at a price of $100 per share (the “Proceeds”), as disclosed in its offering circular on Form 1-A (the “Offering Document”) filed with the US Securities and Exchange Commission (the “SEC”) pursuant to Tier 2 of Regulation A, under the Securities Act of 1933, as amended.

B.       The Placement Agent intends to sell the Securities as the Company’s agent on a “best efforts” “part-or-none” basis in a [public/private] offering (the “Offering”).

C.       Subscribers, as defined below, may purchase the Securities in increments of not less than 10 shares in an aggregate amount equal to $1,000, payable in cash pursuant to subscription agreements for the Offering (“Subscription] Agreements”) through twelve (12) months from the time the Qualification Date (defined below) unless terminated sooner by the Company (“Escrow Period”).

D.       The Company and the Placement Agent desire to establish an escrow account in which fund(s) received from subscribers will be deposited pending completion of the escrow period. Atlantic Capital Bank agrees to serve as Escrow Agent in accordance with the terms and conditions set forth herein.

E.       The term “Placement Agent” as used herein shall include the Placement Agent and other sub-placement agents or co-placement agents and/or other selected broker-dealers as part of the selling group. All Placement Agents shall be bound by this Agreement. However, for purposes of communications and directives, the Escrow Agent need only accept those signed by Strategic Capital Investments, LLC.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Establishment of Escrow Account.

(a)          On or prior to the date of [the SEC issues a qualification for the sale of the Securities pursuant to the Offering Document (the “Qualification Date”) and the commencement of the Offering, the parties shall establish a non-interest bearing escrow account with the Escrow Agent, which escrow account shall be entitled TerraCycle US Escrow (the “Escrow Account”). All parties agree to maintain the Escrow Account and escrowed funds in a manner that is compliant with SEC Rules 10b-9 and 15c2-4, promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

b)	The Placement Agent shall cause to be deposited with the Escrow Agent all subscription proceeds received from investors who desire to purchase the securities (the “Subscribers”) to be held in escrow under the terms of this Agreement. The Placement Agent will instruct Subscribers to make checks or wires payable to the order account in the name of the offering from the issuer. Any checks or wires received that are made payable to a party other than the named issuer account shall be returned to the Placement Agent or Subscriber who submitted the check or wire.

(b)          On or before the execution and delivery of this Agreement, the Company shall provide to the Placement Agent, who will provide to the Escrow Agent a completed Form W-9 or Form W-8, whichever is appropriate. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall have no duty to prepare or file any federal or state tax report or return with respect to any funds held pursuant to this Agreement or any income earned thereon.

(c)           The Company shall make a copy of this Agreement available to each Subscriber.

2.            Deposits in the Escrow Account.

(a)          Until the Contingency is met, the Placement Agent agrees that it shall promptly deliver all monies received from Subscribers for the payment of the Securities to the Escrow Agent for deposit in the Escrow Account by noon of the next business day following the receipt, together with a written account of each sale, which account shall set forth, among other things, the Subscriber’s name and address, the number of securities purchased, the amount paid thereof, and whether the consideration received was in the form of a check, draft or money order, wire or ACH.

(b)          The Escrow Agent shall have no responsibility for Subscription Proceeds until such proceeds are actually received, clear through normal banking channels and constitute collected funds. The Escrow Agent shall have no duty to collect or seek to compel payment of any Subscription Proceeds, except to place such proceeds or instruments representing such proceeds for deposit and payment through customary banking channels.

(c)           Any Subscription Agreement may be rejected by the Company in whole or in part. The Placement Agent shall promptly notify the Escrow Agent in writing in the event of any such rejection. Upon the receipt of a payment file from the Placement Agent instructing the Escrow Agent to return funds, the Escrow Agent shall promptly return funds tendered by such Subscriber, without deduction or payment of interest under the terms of Atlantic Capital Bank process and procedures.

(d)          In the event of a withdrawal of a Subscription Agreement by a Subscriber, the Placement Agent shall promptly notify the Escrow Agent in writing that a Subscription Agreement has been withdrawn by a Subscriber. Upon the receipt of a payment file from the Placement Agent instructing Escrow Agent to return funds, the Escrow Agent shall promptly return to such Subscriber the Subscription Proceeds tendered therewith, without deduction or payment of interest under the terms of Atlantic Capital Bank process and procedures.

(e)          Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent the Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices. The Escrow Agent may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Trustee, in its sole and absolute discretion, or, (ii) for which the Escrow Agent determines, in its sole discretion, that it would be improper or unlawful for the Escrow Agent to accept or hold the applicable Subscriber’s funds, as the Escrow Agent, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. The Escrow Agent shall promptly inform Issuer of any such return or rejection.

3.            Escrow Period.

The Escrow Period shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of the following dates:

(a)          The date upon which the Escrow Agent confirms that it has received in the Escrow Account gross proceeds of $25,000,000 in deposited funds (the "Maximum Offering Amount") (“Contingency”); or

(b)          The expiration of 365 days from the date of commencement of the Offering; or

(c)           The date upon which a determination is made by the Company and the Underwriter to terminate the Offering.

During the Escrow Period, the Company is aware and understands that it is not entitled to any funds received into escrow and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

4.            Disbursements from the Escrow Account.

(a)          The Company acknowledges that Escrow Agent shall be obligated to disburse Subscription Proceeds only in accordance with this Agreement.

(b)          Upon confirmation by the Escrow Agent that the Contingency has occurred, the Escrow Agent shall disburse Subscription Proceeds in its possession to the account of the Company in accordance with the instructions and payment file the Placement Agent provides (the “Initial Disbursement”). The Placement Agent shall notify the Escrow Agent (i) the timing and how to disburse Subscription Proceeds deposited after Initial Disbursement, if applicable, and (ii) upon the final disbursement of Subscription Proceeds, after which this Agreement terminates; provided that in no event will the Escrow Amount be released to the Company until such Escrow Amount is received by the Escrow Agent in collected funds. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash.

(c)           If the Contingency does not occur and the Placement Agent has not theretofore notified the Escrow Agent in writing of an extension of the Offering, then upon receipt of a payment file from the Placement Agent, the Escrow Agent shall refund to each of the Subscribers the full amount of Subscription Proceeds furnished by each such Subscriber, without deduction, penalty, or expense to the Subscriber, and the Escrow Agent shall notify the Company and the Placement Agent of its distribution of the funds. The purchase money returned to each Subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

5.            Investment of Subscription Proceeds; Compensation of Escrow Agent.

The Company, the Placement Agent and the Escrow Agent further covenant, warrant and agree that:

(a)          The Escrow Agent may invest the Escrow Amount only in such accounts or investments as the Company may specify by written notice, as permitted under SEC Rule 15c2-4. The Company may only specify investment in (1) bank accounts, (2) bank money-market accounts, (3) short time certificates of deposit issued by a bank, or (4) short-term securities issued or guaranteed by the U S Government.

(b)          The Placement Agent shall pay the Escrow Agent a fee for its escrow services in amounts based off of the agreed fees and services. If it is necessary for the Escrow Agent to return funds to the Subscribers, the Placement Agent shall pay to the Escrow Agent an additional amount sufficient to reimburse it for its actual cost in disbursing such funds. Notwithstanding the foregoing, no fee, reimbursement for costs and expenses, indemnification for any damages incurred by the Escrow Agent, or any monies whatsoever shall be paid out of or chargeable to the funds on deposit in the Escrow Account.

(c)           The Escrow Agent shall disburse fees to the Placement Agent for its placement services in amounts based on contracted fees and services. These placement fees will subtracted from gross subscription proceeds upon the notifications of distribution by the Placement Agent to the Escrow Agent.

(d)          The Escrow Agent shall disburse fees to Capital2Market LLC, for all transactional fees incurred through the subscription process from gross subscription proceeds in amounts based on contracted fees and services. These costs include ACH, wire, check and any necessary reports executed for the Company on potential subscribers including AML, OFAC, FinCEN and Suitability reports.

6.            Duties of Escrow Agent.

(a)          The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no additional duties or obligations shall be implied hereunder. In performing its duties under this Agreement, or upon the claimed failure to perform any of its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which may be incurred as a result of the Escrow Agent’s so acting or failing to so act; provided, however, that the Escrow Agent shall not be relieved from liability for damages arising from the Escrow Agent’s gross negligence or willful misconduct.

(b)          The Escrow Agent shall in no event incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of legal counsel, which may be counsel to either party hereto, given with respect to any question relating to the duties and responsibilities of the Escrow Agent hereunder, or (ii) any action taken or omitted to be taken in reliance upon any instrument delivered to the Escrow Agent and believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)           As an additional consideration for and as an inducement for the Escrow Agent to serve as escrow agent hereunder, it is understood and agreed that, in the event of any disagreement resulting in adverse claims and demands being made in connection with or for any money or other property involved in or affected by this Agreement, the Escrow Agent shall be entitled, at the option of the Escrow Agent, to refuse to comply with the demands of any parties so long as such disagreement shall continue. In such event, the Escrow Agent may elect not to make any delivery or other disposition of the disputed Subscription Proceeds or any part of such disputed Subscription Proceeds. Anything herein to the contrary notwithstanding, the Escrow Agent shall not be or become liable to such parties or any of them for the failure of the Escrow Agent to comply with the conflicting or adverse demands of such parties. The Escrow Agent shall be entitled to continue to refrain and refuse to deliver or otherwise dispose of the Subscription Proceed or any part thereof or to otherwise act hereunder, as stated above, unless and until:

(i)            the rights of such parties have been finally settled or duly adjudicated in a court having jurisdiction of the parties and the Subscription Proceeds and the Escrow Agent, has received written instructions as to disbursement thereof; or

(ii)           the parties have reached an agreement resolving their differences and have notified the Escrow Agent in writing of such agreement and have provided the Escrow Agent with indemnity satisfactory to the Escrow Agent against any liability, claims or damages resulting from compliance by the Escrow Agent with such agreement.

(d)          In the event of a disagreement as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the option of Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all money and property comprising the Subscription Proceeds and may take such other legal action as may be appropriate or necessary, in the opinion of Escrow Agent or its legal counsel. Upon such tender, the Escrow Agent shall be discharged from all further duties under this Agreement; provided, however, that the filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation hereunder earned prior to such filing and discharge of the Escrow Agent of its duties hereunder.

(e)          The Placement Agent agrees that in the event any controversy arises under or in connection with this Agreement or the Subscription Proceeds or the Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Subscription Proceeds, to pay to the Escrow Agent reasonable compensation for its extraordinary services and to reimburse the Escrow Agent for all costs and expenses, including legal fees and expenses, associated with such controversy or litigation; provided, however, that such compensation and legal reimbursement shall not apply if the controversy relates to the Escrow Agent’s gross negligence or willful misconduct.

(f)            The Escrow Agent may resign at any time from its obligations under this Agreement by providing written notice to the Company and Placement Agent. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than ninety (90) days after such written notice has been given. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all assets then held by it hereunder and shall thereupon be relieved of all further duties and obligations under this Agreement; provided however, the Escrow Agent shall be entitled to its compensation earned prior thereto. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

(g)          The Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve the Escrow Agent in any cost, expense, loss or liability unless security and indemnity satisfactory to the Escrow Agent, shall be furnished.

7.            Indemnification.

(a)          The Company agrees to indemnify the Escrow Agent and each of its officers, directors, employees and agents and to save the Escrow Agent and each of its officers, directors, employees and agents harmless from and against any and all Claims (as hereunder defined) and Losses (as hereinafter defined) which may be incurred by the Escrow Agent or any of such officers, directors, employees or agents as a result of Claims asserted against Escrow Agent or any of such officers, directors, employees or agents directly or indirectly as a result of or in connection with Escrow Agent’s serving in the capacity of escrow agent under this Agreement, other than Claims relating to damages arising from the Escrow Agent’s gross negligence or willful misconduct. For the purposes hereof, the term “Claims” shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or interpleader) the Escrow Agent or any such officer, director, employee or agent, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part:

(i)            the acts or omissions of the Company, or

(ii)           the appointment of the Escrow Agent under this Agreement, or

(iii)          the performance by the Escrow Agent of its powers and duties under this Agreement, other than claims relating to damages arising from the Escrow Agent’s gross negligence or willful misconduct.

(b)          The Placement Agent agrees to indemnify the Escrow Agent and each of its officers, directors, employees and agents and to save the Escrow Agent and each of its officers, directors, employees and agents harmless from and against any and all Claims (as hereunder defined) and Losses (as hereinafter defined) which may be incurred by the Escrow Agent or any of such officers, directors, employees or agents as a result of Claims asserted against Escrow Agent or any of such officers, directors, employees or agents directly or indirectly as a result of or in connection with Escrow Agent’s serving in the capacity of escrow agent under this Agreement, other than Claims relating to damages arising from the Escrow Agent’s gross negligence or willful misconduct. For the purposes hereof, the term “Claims” shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or interpleader) the Escrow Agent or any such officer, director, employee or agent, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part:

(i)            the acts or omissions of the Placement Agent, or

(ii)           the appointment of the Escrow Agent under this Agreement, or

(iii)          the performance by the Escrow Agent of its powers and duties under this Agreement, other than claims relating to damages arising from the Escrow Agent’s gross negligence or willful misconduct.

(c)           The term “Losses” shall mean all losses, costs, damages, expenses, judgments and liabilities of whatever nature (including but not limited to attorneys’, accountants’ and other professionals’ fees, litigation and court costs and expenses and amounts paid in settlement), directly or indirectly resulting from, arising out of or relating to one or more Claims. Upon the written request of the Escrow Agent or any such officer, director, employee or agent (each referred to hereinafter as an “Indemnified Party”), the Company agrees to assume the investigation and defense of any Claim, including the employment of counsel acceptable to the applicable Indemnified Party and the payment of all expenses related thereto and, notwithstanding any such assumption, the Indemnified Party shall have the right, and the Company and Placement Agent agree to pay the costs and expense thereof, to employ separate counsel with respect to any such Claim and to participate in the investigation and defense thereof in the event that such Indemnified Party shall have been advised by legal counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Company or the Placement Agent. The Company and Placement Agent hereby agree that the indemnifications and protections afforded Escrow Agent and the other Indemnified Parties in this section shall survive the termination of this Agreement and any resignation or removal of the Escrow Agent.

8.            Representations, Warranties and Covenants.

(a)          The Company warrants to and agrees with the Escrow Agent that, to its knowledge, there is no security interest in the Subscription Proceeds or any part of the Subscription Proceeds and that no financing statement under the Uniform Commercial Code of any jurisdiction is on file in any jurisdiction claiming a security interest in or describing, whether specifically or generally, the Subscription Proceeds or any part of the Subscription Proceeds; and the Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Subscription Proceeds or any part of the Subscription Proceeds or to file any financing statement under the Uniform Commercial Code of any jurisdiction with respect to the Subscription Proceeds or any part thereof.

(b)          The Company acknowledges that the Escrow Agent is serving as escrow agent for the limited purposes set forth herein and represents, covenants and warrants to the Escrow Agent that no statement or representation, whether oral or in writing, has been or will be made to any Subscriber to the effect that the Escrow Agent has investigated the desirability or advisability of investment in the Securities or approved, endorsed or passed upon the merits of such investment or is otherwise involved in any manner with the transactions contemplated hereby, other than as Escrow Agent under this Agreement.

(c)           Neither the Company nor the Placement Agent shall use or permit the use of the name “Atlantic Capital Bank” or any variation thereof in any sales presentation, placement or offering memorandum or literature pertaining directly or indirectly to the Offering except strictly in the context of the duties of the Escrow Agent as escrow agent under this Agreement and in general references to the Placement Agent’s frequent retention of the Escrow Agent. Any breach or violation of the paragraph shall be grounds for immediate termination of this Agreement by the Escrow Agent.

(d)          The Escrow Agent shall have no duty or responsibility for determining whether the Securities or the offer and sale thereof conform to the requirements of applicable Federal or state securities laws, including but not limited to the Securities Act of 1933, as amended or the Exchange Act. The Company and the Placement Agent represent and warrant to the Escrow Agent that the Securities and the Offering will comply in all respects with applicable federal and state securities laws and further represent and warrant that the Company has obtained and acted upon the advice of legal counsel with respect to such compliance with applicable federal and state securities laws. The Company and the Placement Agent acknowledge that the Escrow Agent has not participated in the preparation or review of any sales or offering material relating to the Offering or the Securities. In addition to any other indemnities provided for in this Agreement, the Company agrees to indemnify and hold harmless the Escrow Agent and each of its officers, directors, agents and employees from and against all claims, liabilities, losses and damages (including attorneys’ fees) incurred by the Escrow Agent or such persons and which directly or indirectly result from any violation or alleged violation of any federal or state securities laws.

9.            Notices.

Any notices, elections, demands, requests and responses thereto permitted or required to be given under this Agreement shall be in writing, signed by or on behalf of the party giving the same, and addressed to the other party at the address of such other party set forth below or at such other address as such other party may designate in writing in accordance herewith. Any such notice, election, demand, request or response shall be addressed as follows and shall be deemed to have been delivered upon receipt by the addressee thereof:

If to Escrow Agent:	Atlantic Capital Bank

Atlanta, GA
	Attn:	Glenna Reeves
	Email:	Glenna.reeves@atlcapbank.com
Tele:
Facsimile:

If to Company:	TerraCycle US Inc.
121 New York Avenue
Trenton, NJ 08638
	Attn:	Daniel Rosen, General Counsel
	Email:	daniel.rosen@terracycle.com
	Tele:	609-656-5100 x3003

If to Placement Agent:	Strategic Capital Investments, LLC
7315 Three Chopt Rd.
Richmond, VA 23226
	Attn:	Victor MacLaughlin, Representative
	Email:	victor@capital2market.com
	Tele:	804-432-7897

10.          Successors and Assigns; Amendment.

The rights created by this Agreement shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and assigns of the Escrow Agent and the Company; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of the other party hereto. This Agreement may not be amended without the written consent of all parties in writing.

11.          Governing Law; [Arbitration/Jurisdiction and Venue].

This Agreement shall be governed by and construed in accordance with the regulations of the SEC and FINRA and laws of the State of New York. Any disputes which arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the State of New York. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of FINRA, with venue in New York City, New York. Each of the parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees.] [The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the State of [JURISDICTION]. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the [JURISDICTION]. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees and expenses.]

EACH OF THE PLACEMENT AGENT AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF THE PLACEMENT AGENT PURSUANT TO, OR THE PERFORMANCE BY THE PLACEMENT AGENT OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT.

12.          Term.

This Agreement shall terminate and the Escrow Agent shall be discharged of all responsibilities hereunder at such time as the Escrow Agent shall have disbursed all Subscription Proceeds in accordance with the provisions of this Agreement; provided, however, that the provisions of Sections 4, 5, 6 and 7 hereof shall survive any termination of this Agreement and any resignation or removal of the Escrow Agent.

13.          Entire Agreement

This Agreement, including any exhibits, schedules, or separate agreements directly referenced herein, represents the entire and final agreement between the parties, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

14.          Severability and Force Majeure. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

15.          Waiver.

Neither the Placement Agent’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by the Placement Agent or the Company of any of their respective rights or privileges under this Agreement.

16.          Severability.

If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

17.          Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

ESCROW AGENT:	Atlantic Capital Bank

By:
Name:
Title:

COMPANY:	TerraCycle US Inc.

By:
Name:
Title:

PLACEMENT AGENT:	STRATEGIC CAPITAL INVESTMENTS, LLC

By:
Name: Victor MacLaughlin
Title: Representative